Exhibit 10.1

SIDE LETTER TO SECURITIES PURCHASE AGREEMENT

This Side Letter (this “Side Letter”) dated as of February 12, 2026, is entered into by and between SciSparc Ltd., a company incorporated under the laws of the State of Israel (the “Company”), and L.I.A. Pure Capital Ltd. (the “Buyer”).

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the SPA (as defined below).

WHEREAS, the Company and the Buyer are parties to that certain Securities Purchase Agreement, dated as of February 12, 2026 (the “SPA”), pursuant to which the Company may issue and sell to the Buyer, and the Buyer may purchase from the Company, from time to time, Convertible Notes, in an aggregate principal amount of up to $10,000,000;

WHEREAS, pursuant to Section 1(a) of the SPA, the Company agreed to issue and sell to the Buyer an Initial Note in the principal amount of $2,500,000 for a purchase price of $2,025,000 at the Initial Closing;

WHEREAS, the parties desire to modify certain terms applicable to the Initial Note as set forth herein; and

WHEREAS, pursuant to Section 8(f) of the SPA, no provision of the SPA may be amended other than by an instrument in writing signed by the party to be charged with enforcement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Notwithstanding Section 1(a) of the SPA, the principal amount of the Initial Note shall be up to $2,500,000, as determined by the Company in its sole discretion. The Purchase Price for the Initial Note shall equal ninety percent (90%) of the actual principal amount of the Initial Note as determined by the Company.

2.	Notwithstanding Section 1(b) and Section 6(b) of the SPA, the Buyer’s obligation to pay the Purchase Price for the Initial Note shall be conditioned upon, and shall become due and payable upon, the Company’s filing of a Registration Statement on Form F-3 (or such other form as is available for such registration) with the SEC covering the resale of the Conversion Shares and Warrant Shares issuable pursuant to the Initial Note and the accompanying Warrant.

3.	Notwithstanding any provision of the SPA to the contrary, any amounts due and payable by the Company to the Buyer under the consulting agreement by and between the Company and the Buyer may, at the Company’s election, be offset against the Purchase Price payable by the Buyer for the Initial Note or any Additional Notes under the SPA. The Company shall provide the Buyer with written notice of its election to apply any such offset, together with reasonable documentation evidencing the amounts being offset, prior to or concurrent with the Buyer’s payment of the Purchase Price. Any such offset shall reduce the cash amount payable by the Buyer to the Company for such Convertible Note on a dollar-for-dollar basis.

4.	Except as expressly modified by this Side Letter, all terms and conditions of the SPA shall remain in full force and effect. In the event of any conflict between the terms of this Side Letter and the terms of the SPA, the terms of this Side Letter shall control.

5.	This Side Letter may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

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IN WITNESS WHEREOF ,the Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

SCISPARC LTD.

By:	/s/ Oz Adler
Name:	Oz Adler
Title:	Chief Executive Officer

By:	/s/ Itschak Shrem
Name:	Itschak Shrem
Title:	Chairman of the Board of Directors

BUYER:

L.I.A. PURE CAPITAL LTD.

By:	/s/ Kfir Zilberman
Name:	Kfir Zilberman
Title:	Chief Executive Officer